Exhibit 99.1

News Release

For more information contact:
For immediate release	Media: Kathy Budinick 1-206-467-3620
August 3, 2005	Investors: John Hobbs 1-800-858-5347

Deanna W. Oppenheimer Joins Plum Creek Board of Directors

SEATTLE, Wash.—Plum Creek Timber Company, Inc. (NYSE:PCL) today announced that Deanna W. Oppenheimer has joined the company’s board of directors.

“I’m very pleased that Deanna has agreed to join our board,” said Rick Holley, president and chief executive officer. “Her broad experience gained through 20 years in the banking industry makes her a valuable addition to Plum Creek’s board.”

Oppenheimer is president of CameoWorks, a company that invests financial capital and human ingenuity to bringing promising organizations and management teams to their full potential. From 1985 to January 2005, Oppenheimer held several leadership positions at Washington Mutual, where she was instrumental in growing the company into the nation’s seventh largest financial institution.

Most recently, she served as president of Washington Mutual’s Consumer Group. Over the years, she managed many of the company’s lines of business including Retail Banking; Home Loans and Insurance; the Financial Services Group; and Commercial and Small Business banking.

Oppenheimer received a bachelor of arts degree in political science and urban affairs from the University of Puget Sound and completed the Advanced Executive Program at the Kellogg School of Management at Northwestern University. She also serves on the board of UNICO, the board of Catellus Development Corporation, and chairs the board of trustees of the University of Puget Sound.

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Plum Creek is one of the largest private timberland owners in the nation, with approximately 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.